EXHIBIT 10.1

PerkinElmer, Inc.
2008 Deferred Compensation Plan

Second Amendment

    WHEREAS, PerkinElmer, Inc., a Massachusetts corporation (the “Company”) maintains the PerkinElmer, Inc. 2008 Deferred Compensation Plan (the “Plan”), as amended by the First Amendment dated December 17, 2010 (the “First Amendment”);

    WHEREAS, the Plan was closed to future voluntary contributions effective January 1, 2011 pursuant to the First Amendment;

    WHEREAS, the Company became the sole shareholder of BioLegend, Inc. (“BioLegend”), the sponsor of the BioLegend Deferred Compensation Plan (the “BioLegend Plan”) in a transaction that closed on September 17, 2021 (the “Transaction”);

    WHEREAS, the BioLegend Plan has continued in place following the Transaction and has provided participating employees of BioLegend the opportunity to elect to make voluntary contributions for 2022 pursuant to “Compensation Deferral Agreements” entered into in accordance with the provisions of the BioLegend Plan; and

    WHEREAS, the Company now wishes to merge the BioLegend Plan with and into the Plan, and to allow BioLegend Plan participants to continue voluntary contributions pursuant to their Compensation Deferral Agreements for 2022 (and for any subsequent periods, as may be determined by the Administrator (as defined in the Plan)).

    NOW, WHEREFORE, the Company amends the Plan as follows effective as of March 23, 2022:

1.     A new Section 1.4 is added to the Plan to read in its entirety as follows:

“1.4     BioLegend Plan Merger. Provisions related to the merger of the BioLegend Deferred Compensation Plan with and into the Plan are set forth in Article 8A.”

2.    The last sentence of Section 3.1(a), as added by the First Amendment, is amended in its entirety to read as follows:

“Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan, except as provided in Article 8A with respect to BioLegend Participants.”

3.    Section 4.1A, as added by the First Amendment, is amended in its entirety to read as follows:

“Elective Deferrals Ceased; Limited Exception for BioLegend Participants. Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan, except as provided in Article 8A with respect to BioLegend Participants. Elective Deferrals made with respect to the Plan Year beginning on January 1, 2010 (including elective Deferrals with respect to compensation attributable to the Plan Year beginning on January 1, 2010 but payable after the close of the Plan Year) shall be the final Elective Deferrals under the Plan for all Participants (other than BioLegend Participants), and shall be credited to Participants’ Accounts as provided under Article 5.”

4.    A new sentence is added to the end of Section 5.4(c) to read in its entirety as follows:

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“BioLegend Participants shall not be eligible to elect the Company Stock Fund as a Measurement Fund or to otherwise participate in the Company Stock Fund.”

5.    New Article 8A is added to the Plan to read in its entirety as follows:

“ARTICLE 8A
Merger of BioLegend Plan

8A.1    Definitions. The following definitions are applicable to this Article 8A and related Plan references to the BioLegend Plan and BioLegend Participants.

“BioLegend” means BioLegend, Inc., a wholly owned subsidiary of the Company.
“BioLegend Account” means the account of a BioLegend Participant or a BioLegend Former Participant under the BioLegend Plan as of the BioLegend Plan Merger Date, as from time to time adjusted pursuant to Section 8A.2.
“BioLegend Former Participant” means a participant in the BioLegend Plan with a BioLegend Account who does not have a 2022 Compensation Deferral Agreement in effect at the BioLegend Plan Merger Date.
“BioLegend Participant” means an employee of BioLegend with a 2022 Compensation Deferral Agreement in effect on the BioLegend Plan Merger Date and any other BioLegend employee permitted to participate in the Plan by the Administrator. BioLegend Participants are identified on Schedule A.”
“BioLegend Plan” means the BioLegend Deferred Compensation Plan. The provisions of the BioLegend Plan, as amended by Amendment One thereto, governing contributions made pursuant to a 2022 Compensation Deferral Agreement and distributions with respect to the BioLegend Account are attached as Schedule B.

“BioLegend Plan Merger Date” means March 23, 2022 or such other date as is determined by the Administrator.

“2022 Compensation Deferral Agreement” means a Compensation Deferral Agreement (as defined in the BioLegend Plan) entered into with respect to 2022 compensation under the terms of the BioLegend Plan prior to the BioLegend Plan Merger Date.

8A.2    Plan Merger; BioLegend Plan and Elections to Govern BioLegend Accounts.
(a)    On the BioLegend Plan Merger Date, (i) the BioLegend Plan shall merge with and into the Plan, (ii) the BioLegend Accounts of all BioLegend Participants and BioLegend Former Participants shall transfer to the Plan and Trust as of the BioLegend Plan Merger Date, and (iii) 2022 contributions to the Plan on behalf of BioLegend Participants shall be made in accordance with the 2022 Compensation Deferral Agreements.

(b)    The BioLegend Accounts shall be credited or debited for (i) 2022 contributions (if any) made after the BioLegend Plan Merger Date pursuant to a 2022 Compensation Deferral Agreement, (ii) distributions of amounts attributable to contributions made to the BioLegend Account occurring on and after the BioLegend Plan Merger Date, and (iii) earnings and losses under Section 5.4 (based upon the BioLegend Participants’ elections as to Measurement Funds) for periods after the BioLegend Plan Merger Date.

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(c)     It is the intention that the provisions of the BioLegend Plan, including elections made under the BioLegend Plan, shall govern the timing and amount of contributions and distributions from the BioLegend Accounts.

8A.3      Future Elective Contributions. To the extent permitted by the Administrator, a BioLegend Participant may make Elective Contributions in accordance with Article 4 and the other provisions of the Plan for periods after 2022. Any such contributions shall be accounted for separately from the BioLegend Account.

8A.4     Plan Terms to Govern. Except as provided in this Article 8A, the BioLegend Accounts are subject to the terms of the Plan.”

6.    A new Schedule A is added to the Plan to read as attached on Exhibit 1.

7.    A new Schedule B is added to the Plan to read as attached on Exhibit 2.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be adopted on this 23rd day of March, 2022 in accordance with action of its Board on March 23, 2022.

                            PERKINELMER, INC.

                            By: /s/ John L. Healy
                            Name: John L. Healy
                            Title: Vice President & Asst. Secretary

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Exhibit 1

Schedule A
BioLegend Participants (as of March 23, 2022)

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Exhibit 2

Schedule B
[Applicable Provisions Governing BioLegend Accounts]

. . .

ARTICLE II
Definitions
2.1    Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
2.2    Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.
2.3    Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
2.4    Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.
2.5    Board of Directors. Board of Directors means Board as defined in Section 2.5 of the PerkinElmer, Inc. 2008 Deferred Compensation Plan.
2.6    Business Day. Business Day means each day on which the New York Stock Exchange is open for business.
2.7    Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.
Change in Ownership. For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of the ownership” of such Participating Employer.

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Change in Effective Control. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group owning more than 30% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of effective control” of such Participating Employer, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.
Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(B).
An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii). Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership or limited liability company, Change in Control means only a change in the ownership of such entity or a change in the ownership of a substantial portion of the assets of such entity, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy. Any reference to a “majority shareholder” shall be treated as referring to a partner or member that (a) owns more than 50% of the capital and profits interest of such entity, and (b) alone or together with others is vested with the continuing exclusive authority to make management decisions necessary to conduct the business for which the partnership or limited liability company was formed.
2.8    . . .
2.9    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
2.10    Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
2.11    Committee. Committee means Committee as defined in 2.8 of the PerkinElmer, Inc. 2008 Deferred Compensation Plan.

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2.12    Company. Company means BioLegend, Inc., or after the BioLegend Plan Merger Date, PerkinElmer, Inc.
2.13    Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
2.14    Compensation. Compensation means a Participant’s salary, bonus, commission, and such other cash or equity-based compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.
2.15    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.
2.16    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.
2.17    Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.
2.18    Effective Date. Effective Date means January 1, 2020.
2.19    Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees or an independent contractor who has been notified during an applicable enrollment of his or her status as an Eligible Employee. The Committee has the discretion to determine which Employees and independent contractors are Eligible Employees for each enrollment.
2.20    Employee. Employee means a common-law employee of an Employer.
2.21    Employer. Employer means the Company and each Affiliate.
2.22    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.323    Flex Account. Flex Account means a Separation Account or Specified Date Account established under the terms of a Participant’s Compensation Deferral Agreement. Unless the Committee specifies otherwise, a Participant may maintain no more than five (5) Flex Accounts at any one time.
2.24    Participant. Participant means an individual described in Article III.
2.25    Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

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2.26    Payment Schedule. Payment Schedule. Payment Schedule means the date as of which payment of an Account will commence and the form in which payment of such Account will be made under the terms of a payment election in effect for such Account under the terms of this Plan.
2.27    Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A- 1(e)) without regard to the satisfaction of the performance criteria.
2.28    Plan. Plan means the PerkinElmer, Inc. 2008 Deferred Compensation Plan, as amended. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated asa single plan under such section.
2.29    Plan Year. Plan Year means January 1 through December 31.
2.30    Retirement Account. Retirement Account means an Account established by the Committee to record Company Contributions and Deferrals allocated to the Retirement Account pursuant to a Participant’s Compensation Deferral Agreement, payable to a Participant upon Separation from Service in accordance with Section 6.3.
2.31    Separation Account. Separation Account means an Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 6.3. The Committee may limit the number of Separation Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.
2.32    Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer and all Affiliates.
Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

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If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.
For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.
The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.
2.33    Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.
2.34    Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).
2.35    Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
2.36    Valuation Date. Valuation Date means each Business Day.
ARTICLE III
Eligibility and Participation
3.1    Eligibility and Participation. All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

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3.2    Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).
3.3    Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.
ARTICLE IV
Deferrals
4.1    Deferral Elections, Generally.
(a)    An Eligible Employee may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.
(b)    A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.
(c)    The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to (75%) of their base compensation and up to (100%) of bonus, commissions, or other Compensation earned during a Plan Year.
(d)    Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan

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shall be allowed only to the extent permissible under Code Section 409A. The Eligible Employee shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to the Retirement Account or to one or more Flex Accounts. If no designation is made, Deferrals shall be allocated to the Retirement Account.
4.2    Timing Requirements for Compensation Deferral Agreements.
(a)    Initial Eligibility. The Committee may permit an Eligible Employee to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than the 30th day.
A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.
(b)    Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.
(c)    Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:
(i)    the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and
(ii)    the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.
(d)    Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A- 1(b)(4) to be deferred in accordance with the rules of Section 6.9, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.9(b) shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)). A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.9.

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(e)    Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
(f)    “Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.
A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.
4.3    Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to the Retirement Account or to one or more Flex Accounts. The committee may, in its discretion, establish in a written communication during enrollment a minimum deferral period for the establishment of a Specified Date Account (for example, the second Plan Year following the year Compensation is first allocated to such Accounts). In the event a Participant's Compensation Deferral Agreement allocates a component of Compensation earned, the Deferral Agreement shall be deemed to allocate the Deferral to the Participant's Specified Date Account having the next earliest payment year. If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to the Retirement Account.
4.4    Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.
4.5    Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.
4.6    Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if deferrals must be suspended under this Plan as a result of a hardship distribution under the Employer’s 401(k) plan, through the end of the Plan Year containing the last day on

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which deferrals must be suspended in accordance with the Plan and regulations issued under Code Section 401(k), and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).
ARTICLE V
Company Contributions
5.1    Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions in the form of matching, profit sharing or other contributions to any Participant in any amount determined by the Participating Employer. Company Contributions are credited to the Participant’s Retirement Account.
Make-Up Matching Contribution. Company Contributions may take the form of “makeup” matching contributions, at the same matching contribution rate provided under the Company 401(k) plan with respect to Deferrals that reduce 401(k) plan compensation below the limitation set forth in Code Section 401(a)(17).
Supplemental Matching Contribution. Company Contributions may take the form of “supplemental” matching contributions, at the same contribution rate provided under the Company 401(k) plan with respect to compensation deferred above the compensation limit set forth in Code Section 401(a)(17).
Discretionary Company Contribution. Discretionary Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.
5.2    Vesting. Company Contributions vest according the schedule specified by the Committee on or before the time the contributions are made. Make-up and supplemental matching contributions vest at the same rate as matching contributions under the Company 401(k) plan.
Deferrals of equity-based Compensation will vest as provided under the terms of the applicable award.
All Company Contributions become 100% vested, if while employed by an Employer, a Participant dies, becomes disabled, his or her Employer experiences a change in control as determined by the Company or the Participant attains age 65. In addition, and in its sole discretion, the Company may accelerate vesting for any Participant in any amount at any time.
ARTICLE VI
Payments from Accounts
6.1    General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to such Account under (i) Sections 6.2 or 6.3 (as elected) and (ii) Sections 6.4 through 6.6. Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes

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the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.9.
Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.
6.2    Specified Date Accounts.
Commencement. Payment is made or begins in the year designated by the Participant.
Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to five (5) years.
The time and form of payment of Specified Date Accounts is unaffected by an earlier Separation from Service described in Section 6.3.
6.3    Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her vested Retirement Account and vested Separation Accounts.
Commencement. The Retirement Account and all Separation Accounts commence payment in the calendar year next following the calendar year in which Separation from Service occurs, unless the Company (in the case of a Company Contribution Account) or Participant elected a later year.
Form of Payment. The Retirement Account and Separation Accounts will be paid in a single lump sum unless Participant elected with respect to an Account to receive annual installments up to 15 years.
Notwithstanding any other provision of this Plan, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence no earlier than six months following his or her Separation from Service.
6.4    Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year of the Participant’s death.
(a)    Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously- designated Beneficiary by filing a new designation with the Committee.
(b)    No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is

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no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.
6.5    Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Separation Accounts and then from the Specified Date Accounts, starting with the Account having the latest commencement date until fully distributed, then continuing in this manner with the next latest Account until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. The Committee may specify that Deferrals will be distributed before any Company Contributions.
6.6    Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.
6.7    Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).
6.8    Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.
6.9    Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 6.9.
(a)    Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

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(b)    Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.
(c)    Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.
(d)    Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.
. . .

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